ENCLOSURE B – SEVERANCE ARRANGEMENT

Termination.

(a) Death.  This Enclosure B will automatically terminate upon the Executive’s death.  In the event of such termination, the Company will pay to the Executive’s legal representatives the sum of (i) 100% of the Executive’s annual base salary (as in effect on the Date of Termination (as defined below), (ii) $11,350, and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amount shall be paid to Executive’s estate in a single lump sum payment on the 61st day following the Date of Termination.  Additionally, upon any termination hereunder, the Executive’s estate shall be entitled to receive any accrued but unpaid salary and unused PTO pay through the Date of Termination in accordance with the terms of the Company’s PTO plan or policy then in effect, and any accrued vested benefits through any benefit plan, program or arrangement of the Company at the times specified therein (collectively, the “Accrued Obligations”).

(b) Disability.  If during the term of employment the Executive becomes physically or mentally disabled whether totally or partially, either permanently or so that the Executive has been unable substantially and competently to perform his duties hereunder for one hundred eighty (180) days during any twelve‑month period during the Term (a “Disability”), the Company may terminate the Executive’s employment hereunder by written notice to the Executive.  In the event of such termination, the Company will pay to the Executive or his legal representative the sum of (i) 100% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350 and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amounts under clauses (i), (ii) and (iii) above, subject to Section (l) hereof, shall be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination.  Additionally, the Executive or his legal representative shall be entitled to receive the Accrued Obligations at the time specified therefor in Section (a).

(c) Cause.  The Executive’s employment hereunder may be terminated at any time by the Company for Cause (as defined herein) by written notice to the Executive.  In the event of such termination, all of the Executive’s rights to any payments (other than the Accrued Obligations which shall be paid at the time specified therefor in Section (a)) will cease immediately.  The Company will have “Cause” for termination of the Executive’s employment hereunder if any of the following has occurred:

(i) the commission by the Executive of a felony for which he is convicted; or

(ii) the material breach by the Executive of his agreements or obligations under this Employment Agreement, if such breach is described in a written notice to the Executive referring to this Section 1(c)(ii), and such breach is not capable of  being cured or has not been cured within thirty (30) days after receipt of such notice.

(d) Without Cause.  The Executive’s employment hereunder may be terminated at any time by the Company without Cause by written notice to the Executive.  In the event of such termination, the Company shall pay, subject to Section 1(j), to the Executive the sum of (i) 175% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350 and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amounts under clauses (i), (ii) and (iii) above shall be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination.  Additionally, the Company will pay to the Executive a pro rata bonus for the calendar year in which such termination occurs (based on the number of days elapsed in such calendar year prior to the Date of Termination), at the time during the next calendar year that the Company pays bonuses to other senior executives for the calendar year in question, to the extent such bonus would be payable based on the actual results of the Company (the “Pro‑Rata Bonus”).  Additionally, the Executive shall be entitled to receive the Accrued Obligations at the time specified therefor in Section (a).

(e) Resignation Without Good Reason.  The Executive may terminate the Executive’s employment hereunder upon sixty (60) days’ prior written notice to the Company, without Good Reason (as defined herein).  In the event of such termination, all of the Executive’s rights to any payments (other than the Accrued Obligations which shall be paid at the time specified therefor in Section (a)) will cease upon the Date of Termination.

(f) Resignation For Good Reason.  The Executive may terminate the Executive’s employment hereunder at any time upon thirty (30) days’ written notice to the Company, for Good Reason.  In the event of such termination, the Company shall pay, subject to Section 1(j), to the Executive the sum of (i) 175% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350 and (iii) any earned but unpaid bonus for a calendar year ending prior to the date of such termination.  Such amounts under clauses (i), (ii) and (iii) above shall, subject to Section (l) hereof, be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination.  The Executive shall be entitled to receive the Accrued Obligations and the Pro Rata Bonus, if any, at time specified therefor in Sections (a) and (d), respectively.

The Executive will have “Good Reason” for termination of the Executive’s employment hereunder if, other than for Cause, any of the following has occurred:

(i) the Executive’s base salary or the percentage of base salary to which the Executive may be entitled as the result of the Company reaching the annual EBITDA targets has been reduced, other than in connection with an across‑the‑board reduction (of approximately the same percentage but no more than five (5%) of the then base salary) in executive compensation to executive employees imposed by the Board in response to materially negative financial results or other materially adverse circumstances affecting the Company;

(ii) the Board (or any compensation committee thereof) establishes an unachievable and commercially unreasonable annual EBITDA target that the Company must achieve in order for the Executive to receive a bonus and the Executive provides written notice of his objection to the Board (or such compensation committee) within ten (10) business days after such target has been established and communicated in writing to the Executive stating that the Executive believes such target to be unachievable and commercially unreasonable;

(iii) the Company has required the Executive to relocate outside the  greater Minneapolis, Minnesota area or has relocated the corporate headquarters of the Company outside the greater Minneapolis, Minnesota area or has removed or relocated outside the greater Minneapolis area, a material number of employees or senior management of the Company in each case, without the Executive’s written consent;

(iv) any diminution in title, or any material diminution in responsibilities, duties or authorities, without the Executive’s written consent; or

(v) the Company has breached this Employment Agreement in any material respect if such breach is described in a written notice to the Company referring to this Section 1(c)(ii), and such breach is not capable of being cured or has not been cured within thirty (30) days after receipt of such notice.

(g) Change of Control.  If the Executive is terminated without Cause or resigns for Good Reason at any time within six (6) months prior to, or twenty‑ four (24) months following, a Change of Control, then, notwithstanding Sections 1(d) and 1(f) and in lieu of amounts provided under Sections 1(d) and 1(f), the Company shall pay the Executive the sum of (i) 262.5% of the Executive’s annual base salary (as in effect on the Date of Termination), (ii) $11,350, and (iii) any earned but unpaid bonus for a calendar year ending prior to the Date of Termination.  Such amounts under clauses (i), (ii) and (iii) above shall, subject to Section (l) hereof, be paid to the Executive or his legal representative in a single lump sum payment on the 61st day following the Date of Termination except that in the event the Executive’s employment terminates within six (6) months prior to a Change in Control due to termination by the Company without Cause or due to termination by the Executive for Good Reason, then on the Date of Termination, the Executive shall be entitled to receive payment in accordance with the terms of Section (d), and within thirty (30) days following a Change in Control, the Executive shall receive a single lump sum payment in an amount equal to the difference between the amount paid in accordance with Section (d) and the amount to be paid in accordance with this Section (g).  Additionally, the Executive shall be entitled to receive the Accrued Obligations and the Pro-Rata Bonus, if any, at the time specified therefor in Sections (a) and (d), respectively.

For purposes of this Section 1(g), “Change of Control” shall mean (i) when any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, Irving Place Capital, L.P., or its affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires, in a single transaction or a series of transactions (whether by a merger, consolidation, reorganization or otherwise), (A) “beneficial ownership” (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934) of securities representing more than 50% of the combined voting power of the Company (or, prior to a public offering, more than 50% of the Company’s outstanding shares of Common Stock), or (B)

substantially all or all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a merger, consolidation, reorganization or similar transaction of the Company with a “person” (as defined above) if, following such transaction, the holders of a majority of the Company’s outstanding voting securities in the aggregate immediately prior to such transaction do not own at least a majority of the outstanding voting securities in the aggregate of the surviving corporation immediately after such transaction.  For purposes of this Section 1(g), “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of a Change of Control, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  In the event of any merger, consolidation, reorganization or similar transaction with, into or involving another corporation or other entity, such entity shall be a “person” for purposes of this Section 1(g).

(h) Date and Effect of Termination.  The date of termination of the Executive’s employment hereunder pursuant to this Section will be, (i) in the case of Section 1(a), the date of the Executive’s death, (ii) in the case of Sections 1(b),  (c) or (d), the date specified as the Executive’s last day of employment in the Company’s notice to the Executive of such termination, (iii) in the case of Section 1(e) or 1(f), the date specified in the Executive’s notice to the Company of such termination, or (iv) in the case of Section 1(g), the date specified in the Executive’s notice to the Company for resignation for Good Reason or the Company’s notice to the Executive for termination without Cause (in each case, the “Date of Termination”).  Upon any termination of the Executive’s employment hereunder pursuant to this Section, the Executive will not be entitled to, and hereby irrevocably waives, any further payments or benefits of any nature pursuant to this Enclosure B, or as a result of such termination, except as specifically provided for in this Enclosure B, the Stockholders Agreement between Holdco and certain of the equityholders of Holdco (the “Stockholders Agreement”) or in any stock option plans adopted by Holdco.  Notwithstanding the foregoing, upon any termination of the Executive’s employment hereunder, the Executive shall continue to be entitled to (i) the rights to indemnification pursuant to the Company’s charter or by laws or any written agreement between the Executive and the Company and (ii) rights with respect to any directors and officers insurance policy of the Company.

(i) Terminations Not a Breach.  The termination of the Executive’s employment pursuant to this Section shall not constitute a breach of this Enclosure B by the party responsible for the termination, and the rights and responsibilities of the parties under this Enclosure B as a result of such termination shall be as described in this Section.

(j) Release.  The Executive agrees that the Executive shall be entitled to the payments and services provided for in this Section (other than the Accrued Obligations), if any, if and only if the Executive has executed and delivered the Release attached as Annex A within forty-five (45) days of the Date of Termination and fifteen (15) days have elapsed since such execution without any revocation thereof by the Executive.

(k) Withholding.  All amounts payable to the Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes.  The Company shall be entitled to deduct or withhold from any amounts payable to the Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to the Executive’s compensation or other payments or the Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(l) Section 409A.  Although the Company does not guarantee the Executive any particular tax treatment relating to payments under this Enclosure B, it is intended that such payments be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and Enclosure B shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(i) A termination of employment shall not be deemed to have occurred for purposes of any provision of Enclosure B for providing the payment of amounts subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of Enclosure B references to a “resignation,” “termination,” “termination of employment” or the like terms shall mean “Separation from Service” within the meaning of Section 409A of the Code.

(ii) Each installment paid under Enclosure B shall be treated as a separate payment.